Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP

REPORTS FOURTH QUARTER 2005 RESULTS

Ashland, Kentucky, March 15, 2006. International Coal Group, Inc. (“ICG”) (NYSE: ICO) today reported net income of $31.8 million, or $0.29 per fully diluted share, for the year ended December 31, 2005, versus a loss of $103.4 million for the comparable twelve month period in 2004. However, the results of operations for the three months ended December 31, 2005 were mixed when compared to the fourth quarter of the prior year. International Coal was formed to acquire the principal operations of then-bankrupt Horizon Natural Resources (“Horizon”) on October 1, 2004.

ICG’s 2005 results, compared to the comparable period in 2004, were:

•	Revenue was $647.7 million for the twelve months ended December 31, 2005, up 27% from $509.5 million in 2004;

•	Operating income was $56.8 million for the year ended December 31, 2005, up 112% from $26.8 million in 2004;

•	Net income was $31.8 million for the twelve months ended December 31, 2005, or $0.29 per share on a diluted basis, versus a loss of $103.4 million, in 2004 or ($.97) per share; and

•	Earnings before net interest, income taxes and depreciation, depletion and amortization, or EBITDA, was $106.1 million for the twelve months ended December 31, 2005, up 103% from $52.3 million in 2004.

For the three months ended December 31, 2005, compared to the comparable period in 2004, revenue was $182.1 million, up 34% from $136.1 million; operating income was $7.0 million, down 25% from $9.4 million; net income was $3.3 million, or $0.03 per share on a diluted basis, versus $4.2 million or $0.04 per share on a diluted basis; and EBITDA was $23.1 million, up 26% from $18.2 million, in each case, from the fourth quarter of 2004.

Fourth quarter results were adversely impacted by significant price increases for diesel fuel, blasting agents, and other services or commodities that are dependent on crude oil or natural gas. The tight labor market in Eastern Kentucky constrained hiring and delayed the production ramp-up schedule at our Flint Ridge complex. Also, shortfalls in coal deliveries from purchased coal suppliers forced ICG to postpone certain shipments. Additionally, fourth quarter and year end profitability was affected by approximately $0.6 million and $3.9 million, respectively, of non-cash costs associated with initial restricted stock grants to senior management.

ICG completed the acquisition of Anker Coal Group, Inc. and CoalQuest Development, LLC on November 18, 2005. Implementation of various operational improvements planned for the former Anker operating companies has taken longer than originally anticipated, delaying the expected increase in coal production and decrease in production costs for the fourth quarter. The Anker entities reported fourth quarter (11/18 – 12/31) production of approximately 276,000 tons with sales of approximately 486,000 tons which resulted in negative EBITDA of $3.2 million and a loss of $4.1 million (pre-tax). Performance of the Anker group prior to the merger is not included in ICG’s reported financial results. Recent performance has generally improved, indicating that the operating issues are being appropriately addressed and suggesting that 2006 production rates and profit margins should be higher.

“With respect to ICG’s performance in 2005, we are pleased that significant milestones were achieved such as the acquisition of Anker and CoalQuest and ICG’s listing on the New York Stock Exchange,” said Ben Hatfield, President and Chief Executive Officer of ICG. “We have established a position that we believe will allow us to capitalize on the continuing strong fundamentals for the coal industry, despite what we perceive as temporary margin pressures caused by recent cost increases across the industry. We plan to continue investing in upgrading our equipment and developing our sizeable reserves to fuel internal growth.”

Wilbur Ross, the Chairman of ICG’s Board of Directors and a leading investor in ICG, said, “We remain excited by ICG’s prospects. The company endured an eventful fourth quarter followed by a heart-wrenching first quarter. However, the company’s management has remained focused on taking the right steps for its investors and employees by moving forward with its ambitious development plans.”

Sago Mine

An explosion at the Sago Mine on January 2, 2006 tragically resulted in the death of twelve workers and serious injuries to another employee. ICG has cooperated fully with federal and state agencies investigating the cause of the explosion and also commissioned an independent inquiry by a team of consultants, each of whom are recognized as industry experts in their respective fields. Initial findings of the ICG investigation were released publicly on March 14, 2006 prior to the resumption of coal production at the Sago Mine today, March 15. “This tragedy will always remain in our memories, but we must do more than just remember the good people that died and were injured,” said Mr. Hatfield. “We must learn lessons from this accident that will make coal miners safer in years to come. That is our commitment to the families of the twelve miners lost.”

Capital Resources, Reserves, Sales and Sales Commitments

At December 31, 2005, cash totaled $9.2 million and ICG had an additional $28.8 million of unused borrowing capacity. Total debt was $49.6 million, versus net worth of $665.9 million. Capital expenditures totaled $40.1 million during the fourth quarter and $116.0 million for the twelve months ending December 31, 2005.

ICG has an estimated 916 million tons of reserves located principally in Kentucky, West Virginia, Maryland, Illinois, and Virginia.

Excluding the former Anker companies, ICG sold 3.7 millions tons of coal during the quarter, 2.7% more than the 3.6 millions tons sold in the fourth quarter of 2004. Again excluding the former Anker companies, production of 3.1 million tons represented an increase of 4.5% from last year.

Price realizations per ton remained strong in the fourth quarter, both year-over-year and sequentially. ICG’s overall average price per ton of coal rose to $43.15 during the fourth quarter of 2005, which represents an 18% gain compared to the comparable period in 2004 and relatively constant compared to the third quarter of 2005.

As of December 31, 2005, consistent with our marketing strategy, ICG had committed sales for approximately 82% of its planned shipments for 2006.

Market Outlook

Overall, market prices have been stable although near-term prices are under pressure due to the mild 2005—2006 winter. Partially counterbalancing the mild winter have been the significant production outages in the Company’s operating areas. Recent short term price weaknesses have not had a significant impact as ICG is essentially sold up for the next six months’ production. The longer-term price environment is solid and we are seeing more interest from customers wanting to lock in to term business for three to five years forward. We are in final discussions with two significant customers to lock in firm commitments through 2009, and preliminary talks with other customers on terms extending beyond 2009.

New Mine Developments

Construction work has commenced at ICG Beckley’s underground mine complex in Raleigh County, WV. Originally started by Westmoreland Coal as its Triangle Complex, ICG Beckley intends to complete the unfinished slope and ventilation shaft and construct the necessary ancillary facilities such as a new preparation plant that will allow mining to commence in the Pocahontas #3 seam, a high quality low volatile metallurgical coal, in late 2007.

Design and permitting activities continue on schedule for the Tygart #1 Mine, which is to be the first mining complex on CoalQuest Development’s Hillman property. A mining permit application for the underground mine and all surface facilities has been submitted to the West Virginia Department of Environmental Protection. Construction of the mine facilities will commence upon issuance of the necessary permits, which is expected to occur in early 2007.

Other Business Developments

On December 12, 2005, ICG successfully closed its public offering of 21 million common shares. ICG received approximately $210.5 million, net of expenses, which was used to retire outstanding long-term debt.

On November 18, 2005, ICG completed its acquisition of Anker and CoalQuest Development, LLC issuing 24.1 million shares to the former owners.

The former Anker companies produce steam and metallurgical coal from five deep and surface mining complexes strategically located in West Virginia and Maryland. The former Anker/CoalQuest companies own or control approximately 374 million tons of coal reserves, as well as 142 million tons of coal resources, in Northern and Central Appalachia. The former Anker companies lease the majority of their coal reserves from CoalQuest. CoalQuest has no material operations other than its leasing activity.

International Coal Group’s ICG Knott County subsidiary acquired the assets of Greymont Mining Corp. in November 2005. Greymont controlled approximately 15 million tons of high quality coal reserves near Raven, Kentucky, together with the right to acquire certain existing mining permits. ICG Knott County intends to operate a new 650 ton-per-hour preparation plant to be constructed during 2006. ICG expects this complex to produce and ship approximately one million tons of coal annually after it reaches full capacity in 2007. Initial coal production is planned for spring of 2006.

In connection with the coalbed methane recovery project between CoalQuest and CDX Gas, LLC, the first production well site, located in Barbour County, West Virginia, is now fully permitted and drilling began in mid-November.

2006 Guidance

During the first quarter of 2006, the Company expects to produce approximately 4.0 million tons of coal, with sales of approximately 4.7 million tons during the same period. The Company expects that this will yield between $200 million and $216 million in total revenues and EBITDA in the range of $9 million to $11 million during the first quarter.

During the last nine months of 2006, the Company expects to produce 15 to 16 million tons of coal from its operations, and it expects to sell 17 to 19 million tons of coal during that same period. Based on those projections, the Company expects to receive between $820 million and $880 million in total revenues during the last nine months of 2006, with EBITDA in the range of $160 million to $180 million for the same period.

The Company forecasts earnings of $60 to $80 million during 2006, with expected earnings per share during that period of $0.39 to $0.53 per share.

While ICG’s policy is not to offer earnings guidance beyond the current year, in 2007 we expect to produce 22 to 24 million tons of coal with expected sales of 23 to 25 million tons of coal.

Basis of Reporting

The financial statements for the year ended December 31, 2004 include the results of operations of Horizon from the period January 1 through September 30, 2004, which have been prepared on a “carve-out” basis to include the assets, liabilities and results of operations of ICG that were previously included in the consolidated financial statements of Horizon. The financial statements for the predecessor period include allocations of certain expenses, taxation charges, interest and cash balances relating to the predecessor based on management’s estimates. The predecessor financial information is not necessarily indicative of the consolidated financial position, results of operations and cash flows of ICG if it had operated during the predecessor period presented. The financial results for 2005 include the results of operations of Anker and CoalQuest since the acquisition on November 18, 2005.

Conference Call Webcast

ICG will hold a conference call to discuss the results for the fourth quarter and full year 2005 on March 16th, 2006 at 11:00 a.m. ET. The call will be accessible through the Internet at www.intlcoal.com and will be archived on ICG’s web site as well. A replay will be available through at least April 16, 2006 on the web site and until March 23, 2006 by telephone replay at 888-286-8010 (passcode #48654504).

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The company has eleven active mining complexes, of which ten are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the ongoing integration of Anker and CoalQuest into our business; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; the availability and costs of key supplies or commodities such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of our reserves; our assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of our goodwill; the ongoing investigation into the Sago mine explosion; and our liquidity, results of operations and financial condition. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND TWELVE MONTHS ENDED

DECEMBER 31, 2005 AND 2004

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004(a)
Revenue	$182,059	$136,109	$647,713	$509,492
Costs and expenses:
Cost of operations	153,757	113,707	510,834	420,136
Freight and handling	2,364	880	8,601	4,580
Depreciation, depletion and amortization	13,706	7,943	43,195	35,490
Selling, general and administrative	5,194	4,194	28,785	12,671
Writedowns and special items	—	—	—	10,018
(Gain) or loss on sale of assets	17	(10)	(502)	(236)

Total costs and expenses	175,038	126,714	590,913	482,659

Income from operations	7,021	9,395	56,800	26,833

Interest and other income (expense):
Interest income (expense)	(4,199)	(3,453)	(14,394)	(117,664)
Reorganization items	—	—	—	(12,471)
Other, net	2,330	898	6,080	2,479

Total interest and other expense, net	(1,869)	(2,555)	(8,314)	(127,656)

Net income (loss) before income taxes and minority interest	$5,152	$6,840	$48,486	$(100,823)
Income tax expense	(1,890)	(2,591)	(16,676)	(2,591)
Minority interest	15	—	15	—

Net income (loss)	$3,277	$4,249	$31,825	$(103,414)

Other Data
EBITDA(b)	$23,057	$18,236	$106,075	$52,331
Net income per share:
Basic and diluted	$0.03	$0.04	$0.29	$(0.97)
Weighted average shares - basic	124,237,521	106,605,999	111,120,211	106,605,999
Weighted average shares - diluted	124,293,108	106,605,999	111,161,287	106,605,999

(a)	International Coal Group, Inc. began operations on October 1, 2004 through an acquisition. The financial statements for the year ended December 31, 2004 include Horizon’s results of operations for the period January 1 through September 30, 2004, which have been prepared as if ICG had existed as a separate legal entity under common management (i.e., on a “carve-out” basis). The financial statements for the predecessor period include allocations of certain expenses, tax charges, interest and cash balances relating to the predecessor based on management’s estimates. The predecessor financial information is not necessarily indicative of the consolidated financial position, results of operations and cash flows of ICG if it had operated on a stand-alone basis during the predecessor period presented.

(b)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. EBITDA is defined as income from operations before deducting net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is not and should not be used as a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results. We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our credit agreement uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and debt incurrence. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments, changes in, or cash requirements for, our working capital needs; the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of EBITDA to GAAP net income appears at the end of this document.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

(dollars in thousands)

	As of December 31,
	2005	2004(a)
Assets
Current Assets
Cash and cash equivalents	$9,187	$23,967
Accounts receivable	64,841	40,417
Inventories, net	20,667	13,943
Deferred income taxes	4,923	2,188
Prepaid expenses and other	21,509	13,041

Total current assets	121,127	93,556

Total property, plant and equipment, net	571,484	157,136
Debt issuance costs, net	6,523	7,865
Advanced royalties	9,344	5,424
Goodwill	340,736	183,946
Other non-current assets, net	6,949	12,048

Total assets	$1,056,163	$459,975

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$52,230	$21,250
Current portion of long-term debt and capital leases	5,800	6,022
Current portion of reclamation and mine closure costs	4,697	2,682
Accrued income tax	—	2,232
Accrued expenses and other	45,169	33,854

Total current liabilities	107,896	66,040

Non-current liabilities, less current portion
Long-term debt and capital leases	43,775	173,446
Reclamation and mine closure costs	79,655	40,616
Deferred income taxes	43,198	—
Other non-current liabilities	114,729	25,473

Total non-current liabilities	281,357	239,535

Total liabilities	389,253	305,575

Minority interest	1,038	—
Stockholders’ equity
Common stock	1,523	11
Additional paid-in capital	632,897	150,140
Unearned compensation – restricted stock	(4,622)	—
Retained earnings	36,074	4,249

Total stockholders’ equity	665,872	154,400

Total liabilities and stockholders’ equity	$1,056,163	$459,975

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2005 AND 2004

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004(a)
Cash flows from operating activities:
Net income (loss)	$3,277	$4,249	$31,825	$(103,414)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	13,706	7,943	43,195	35,490
Depreciation expense-allocation from other companies	—	—	—	127
Stock compensation	551	—	3,928	—
Minority interest	(15)	—	(15)	—
Amortization of finance costs included in interest expense	947	266	1,785	1,703
(Gain) loss on sale of assets	17	(10)	(502)	(236)
Deferred income taxes	2,893	359	2,841	359
Gain on lease buyout options	—	—	—	(7,736)
Writedowns and special items	—	—	—	17,754
Provision for doubtful accounts	—	—	—	247
Changes in assets and liabilities
(Increase) decrease in:
Receivables, trade	4,565	19,713	(11,904)	9,007
Inventories	5,059	6,140	(1,470)	1,898
Prepaid expenses	(5,115)	(2,030)	(2,407)	5,941
Other non-current assets	4,686	(1,306)	(2,844)	(829)
Increase (decrease) in:
Accounts payable	(7,424)	(3,815)	7,458	17,865
Accrued expenses	(12,232)	(1,527)	(4,803)	83,993
Reclamation and mine closure costs	5	(591)	(1,179)	(4,598)
Other liabilities	(657)	873	1,902	778

Total adjustment	6,986	26,015	35,985	161,763

Net cash from operating activities	10,263	30,264	67,810	58,349

Cash flows from investing activities
Net proceeds from the sale of assets	1	10	576	4,099
Net proceeds on lease buyout option	—	—	—	7,736
Additions to property, plant and equipment and mine development	(32,291)	(5,583)	(108,232)	(12,207)
Cash acquired (paid) related to acquisitions, net of expenses	2,434	(323,593)	2,434	(323,593)
(Deposits) withdrawals of/from restricted cash	3,423	(2)	3,400	(1,766)

Net cash from investing activities	(26,433)	(329,168)	(101,822)	(325,731)

Cash flows from financing activities:
Net repayments on short-term debt	(52,585)	—	(56,373)	—
Net borrowings (repayments) on long-term debt	(154,125)	173,008	(155,438)	168,310
Net borrowings on revolving line of credit	6,280	—	21,280	—
Net repayments on debtor-in-possession financing	—	—	—	(27,080)
Capital contributions	—	150,151	—	150,151
Proceeds from public offering	210,519	—	210,519	—
Proceeds from issuance of common stock	—	—	200	—
Deferred finance costs	(186)	(53)	(442)	(53)
Repayments on capital leases	(80)	(235)	(514)	(838)

Net cash from financing activities	9,823	322,871	19,232	290,490

Net change in cash and cash equivalents	(6,347)	23,967	(14,780)	23,108
Cash and cash equivalents, beginning of period	15,534	—	23,967	859
Cash and cash equivalents, end of period	$9,187	$23,967	$9,187	$23,967

INTERNATIONAL COAL GROUP, INC.

Reconciliation of Net Income to EBITDA

for the Three Months and Years Ended December 31, 2005 and 2004 (unaudited)

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004(a)
Net income (loss)	$3,277	$4,249	$31,825	$(103,414)
Depreciation, depletion & amortization	13,706	7,943	43,195	35,490
Interest expense, net	4,199	3,453	14,394	117,664
Income tax expense	1,890	2,591	16,676	2,591
Minority interest	(15)	—	(15)	—

EBITDA (b)	$23,057	$18,236	$106,075	$52,331